Exhibit (a)(1)(A)

Fortress Investment Group LLC

Offer to Purchase for an Aggregate Purchase Price of

up to $100,000,000 in Cash of

its Class A Shares Representing Class A Limited Liability Company Interests at a Purchase Price

Not Greater than $4.75 per Share Nor Less than $4.25 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 4, 2016, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

Fortress Investment Group LLC, a Delaware limited liability company (the “Company,” “Fortress,” “we” or “us”), is offering to purchase for cash up to $100,000,000 of its Class A shares representing Class A limited liability company interests, no par value (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering shareholders of not greater than $4.75 per Share nor less than $4.25 per Share (“Auction Tenders”), or (ii) purchase price tenders pursuant to which shareholders indicate they are willing to sell their Shares to the Company at the Purchase Price (as defined below) determined in the Offer (as defined below) (“Purchase Price Tenders”), in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). At the maximum purchase price of $4.75 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 9.52% of our issued and outstanding Shares as of February 3, 2016. At the minimum purchase price of $4.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 23,529,411 Shares if the Offer is fully subscribed, which would represent approximately 10.64% of our issued and outstanding Shares as of February 3, 2016. See Sections 1 and 11.

Promptly after the Expiration Date, Fortress will, upon the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will not be greater than $4.75 per Share nor less than $4.25 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $4.25 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $4.75 per Share and not less than $4.25 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $100,000,000. In accordance with the rules of the U.S. Securities and

Exchange Commission (the “SEC”), we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering shareholders promptly following the Expiration Date. See Section 3.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “FIG.” On February 4, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $4.01 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S PRINCIPALS (AS DEFINED BELOW), THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

OUR PRINCIPALS, DIRECTORS AND EXECUTIVE OFFICERS HAVE INFORMED US THAT THEY DO NOT INTEND TO TENDER SHARES IN THE OFFER.

NEITHER THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

Morgan Stanley

Offer to Purchase dated February 5, 2016

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Shareholders properly tendering Shares pursuant to Auction Tenders at $4.25 per Share (the minimum purchase price under the Offer) and shareholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender). However, your election or the election of other shareholders to tender Shares pursuant to Auction Tenders or Purchase Price Tenders could result in the Purchase Price being lower and could result in your Shares being purchased at the minimum price in the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or by dealers licensed under the laws of that U.S. state.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction.

If you have any questions regarding the Offer, please contact Innisfree M&A Incorporated, the Information Agent for the Offer, at (888) 750-5834 (toll-free), or Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, at (855) 483-0952.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE OFFER OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR ON DOCUMENTS WHICH WE HAVE SPECIFICALLY INCORPORATED BY REFERENCE AS BEING THE ONLY INFORMATION PROVIDED BY US TO YOU. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY

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IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF FORTRESS OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, OUR PRINCIPALS, AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To fully understand the Offer and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents referenced herein and therein. We have included in this summary term sheet references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary term sheet.

Who is offering to purchase my Shares?

The issuer of the Shares, Fortress Investment Group LLC, which we refer to as the “Company,” “Fortress,” “we” or “us.”

What is the purpose of the Offer?

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our shareholders.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate purchases of Shares. See Section 2.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a modified “Dutch auction” to purchase for cash up to $100,000,000 of Shares, pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than $4.75 per Share nor less than $4.25 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Promptly after 11:59 p.m., New York City time, on March 4, 2016, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $4.75 per Share nor less than $4.25 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $4.25 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price.

The Purchase Price will be the lowest price per Share of not more than $4.75 per Share and not less than $4.25 per Share, at which Shares have been tendered or have been deemed to be tendered in the Offer, that will enable us to purchase the maximum number of Shares tendered in the Offer, having an aggregate purchase price not exceeding $100,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all shareholders (subject to proration) who have properly tendered (and have not properly withdrawn) their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many Shares is Fortress offering to purchase?

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $100,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $4.75 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 9.52% of our issued and outstanding Shares as of February 3, 2016. At the minimum purchase price of $4.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 23,529,411 Shares if the Offer is fully subscribed, which would represent approximately 10.64% of our issued and outstanding Shares as of February 3, 2016. See Sections 1 and 11.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $100,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 27,953,081, or 12.64% of our issued and outstanding Shares as of February 3, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Sections 1 and 15.

How will Fortress pay for the Shares?

As of September 30, 2015, we had approximately $337.1 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out its deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Subject to applicable law, amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. See Section 15.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for Shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us on or prior to the Expiration Date, including that:

•	no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	no general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	no commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States nor any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof, shall have occurred;

•	no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date shall have occurred;

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no change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Fortress and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us, shall have occurred;

•	no change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Fortress or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Fortress and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us shall have occurred;

•	no tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; and

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

The Offer is subject to these conditions, all of which are described in greater detail in Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my Shares?

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Date:

•	Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	Registered Holders: if you hold certificates or hold Shares in book-entry form as a registered holder in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	DTC Participants: if you are an institution participating in The Depository Trust Company (“DTC”), tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

If you want to tender your Shares pursuant to the Offer but (a) the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary within the required time, (b) you cannot comply with the procedure for book-entry transfer on a timely basis, or (c) your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

What happens if the number of Shares tendered in the Offer would result in an aggregate purchase price of more than $100,000,000?

To the extent that Shares are properly tendered in the Offer and not properly withdrawn in an amount and at such price or prices that would result in an aggregate purchase price in excess of $100,000,000, we may not purchase all of the Shares you tender at or below the Purchase Price. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority, proration and conditional tender provisions described herein. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own fewer than 100 Shares in the aggregate, you properly tender and do not withdraw all of these Shares at or below the Purchase Price prior to the Expiration Date and you complete (or, for a beneficial owner, your broker, dealer, commercial bank, trust company or other nominee completes) the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Once I have tendered Shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered Shares at any time prior to the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 1, 2016. See Section 4.

How do I withdraw Shares previously tendered?

To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at one of its addresses appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your Shares. See Section 4.

Has Fortress or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not made and is not making, and none of the Company, the Company’s Principals, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. Before taking any action with respect to the Offer, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do Fortress’s directors or executive officers intend to tender their Shares in the Offer?

Our Principals, directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $4.75, the maximum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.61% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $4.25, the minimum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.64% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $4.75, the maximum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.67% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $4.25, the minimum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.70% of the then-issued and outstanding Shares immediately following completion of the Offer.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 11.

What will happen if I do not tender my Shares?

Shareholders who do not participate in the Offer will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

What will happen if my Shares are not purchased in the Offer?

The Depositary will return unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the

Shares to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

When and how will the Company pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Shares?

On February 4, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $4.01 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your bank, broker, dealer, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment to the Company of the Offer?

The accounting for the purchase of Shares and related expenses under U.S. Generally Accepted Accounting Principles (“GAAP”) pursuant to the Offer will result in a reduction of our shareholders’ equity and a corresponding reduction in total cash and cash equivalents. See Section 2.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Sections 7 and 13.

What are the United States federal income tax consequences if I tender my Shares?

The receipt of cash from us in exchange for the Shares you tender in the Offer may be a taxable event for U.S. federal income tax purposes, depending on your particular circumstances. See “Section 14 — U.S. Federal Income Tax Considerations.” If you are a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”), you should complete the Internal Revenue Service (“IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering shareholder or other payee who is a U.S. holder and who fails to timely complete, sign and return to the Depositary or other applicable withholding agent the IRS Form W-9 accompanying the

Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding tax. See Section 3. All shareholders should review the discussion in Sections 3 and 14 regarding U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

No. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, we will pay any applicable stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain certain “forward-looking statements,” including statements as to the amount, timing and manner of the Company’s self-tender offer, which reflect our current views with respect to, among other things, future events and financial performance. Readers can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this Offer to Purchase are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy, liquidity and planned transactions. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from those indicated in these statements. Accordingly, you should not place undue reliance on any forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this Offer to Purchase. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the loss of services of any of Peter Briger, Jr., Wesley Edens or Randal Nardone (the “Principals”) or our investment professionals;

•	adverse performance of our funds;

•	adverse changes in the global investment markets;

•	the termination or liquidation of, or our being removed as the manager of, any of our funds;

•	litigation against us or our funds and the impact of any current or further legal proceedings and regulatory investigations and inquiries;

•	legislative and regulatory changes, including related to taxation;

•	our ability to deal appropriately with conflicts of interest;

•	our ability to comply with the laws and regulations;

•	adverse changes in the financing markets we access affecting our ability to finance investments;

•	our ability to raise, and the cost of, capital for future investments and other uses;

•	the amount and timing of redemption requests;

•	our ability to comply with the terms of our credit agreement;

•	completion of pending investments;

•	our ability to monetize our investments on attractive terms;

•	our ability to raise funds;

•	counterparty defaults;

•	trading or risk management errors, employee misconduct and other operational risks;

•	competition within the alternative asset management industry;

•	our ability to commence and complete the Offer and the number of Shares we are able to purchase pursuant to the Offer or otherwise; and

•	our ability to achieve the benefits contemplated by the Offer.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on October 29, 2015, and other documents of the Company on file with or furnished to the SEC. Any forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Fortress will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Fortress or its business or operations. Fortress undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INTRODUCTION

To the shareholders of Fortress Investment Group LLC:

We invite our shareholders to tender their Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase for cash up to $100,000,000 of Shares pursuant to (i) Auction Tenders at prices specified by the tendering shareholders of not greater than $4.75 per Share nor less than $4.25 per Share, or (ii) Purchase Price Tenders, in either case, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal. Shareholders who wish to tender Shares without specifying a price at which such Shares may be purchased by us should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price determined as provided herein.

The Offer will expire on March 4, 2016, at 11:59 p.m., New York City time, unless the Offer is extended or withdrawn.

Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $4.75 per Share nor less than $4.25 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $4.25 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $4.75 per Share and not less than $4.25 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether they were tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if Shares are properly tendered and not properly withdrawn at or below the Purchase Price having an aggregate purchase price greater than $100,000,000. We expressly reserve the right, in our sole discretion, to amend the terms of the Offer, subject to applicable law. In addition, in accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares. See Section 1.

Subject to the terms and conditions of the Offer, only Shares properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn will be eligible for purchase in the Offer. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering shareholders promptly following the Expiration Date. See Section 3.

Shareholders should complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares or indicating that they are making a Purchase Price Tender. Shareholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any shareholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and properly withdrawn. See Section 3.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S PRINCIPALS, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $100,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6 herein, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $100,000,000; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $100,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

Therefore, we may not purchase all of the Shares that our shareholders tender even if they are tendered at or below the Purchase Price.

As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares. See Section 1.

The Purchase Price will be paid to tendering shareholders in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of Shares by us pursuant to the Offer. Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other such nominee to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

We will pay or cause to be paid all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, Morgan Stanley & Co. LLC, the Dealer Manager for the Offer, and Innisfree M&A Incorporated, the Information Agent for the Offer. See Section 16.

As of February 3, 2016, there were 221,183,518 Shares issued and outstanding. At the maximum purchase price of $4.75 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 9.52% of our issued and outstanding Shares as of February 3, 2016. At the minimum purchase price of $4.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 23,529,411 Shares if the Offer is fully subscribed, which would represent approximately 10.64% of our issued and outstanding Shares as of February 3, 2016. See Sections 1 and 11.

The Shares are listed on the NYSE and trade under the symbol “FIG.” On February 4, 2016, the last full trading day before the announcement of the Offer, the reported closing price of the Shares on the NYSE was $4.01 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.	Number of Shares; Purchase Price; Proration.

General. Promptly after the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine the Purchase Price, which will not be greater than $4.75 per Share nor less than $4.25 per Share, that we will pay for Shares properly tendered in the Offer and not properly withdrawn, taking into account the number of Shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by shareholders tendering Shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $4.25 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. The Purchase Price will be the lowest price per Share of not more than $4.75 per Share and not less than $4.25 per Share at which Shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $100,000,000. Shares properly tendered pursuant to an Auction Tender will only be eligible for purchase if the price specified in the Auction Tender is equal to or less than the Purchase Price.

Promptly after determining the Purchase Price, we will publicly announce the Purchase Price and all shareholders who have properly tendered and not properly withdrawn their Shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

Upon the terms and subject to the conditions of the Offer, we will purchase, at the Purchase Price, Shares properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $100,000,000, or such fewer number of Shares as are properly tendered and not properly withdrawn prior to the Expiration Date. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $4.75 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 9.52% of our issued and outstanding Shares as of February 3, 2016. At the minimum purchase price of $4.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 23,529,411 Shares if the Offer is fully subscribed, which would represent approximately 10.64% of our issued and outstanding Shares as of February 3, 2016. See Sections 1 and 11.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares and thereby increase the aggregate purchase price of Shares purchased in the Offer to more than $100,000,000. If we so increase the number of Shares accepted for payment by 2%, the maximum number of Shares that will be purchased pursuant to the Offer is 27,953,081, or 12.64% of our issued and outstanding Shares as of February 3, 2016. If we purchase an additional number of Shares in excess of 2% of the number of our issued and outstanding Shares, we will amend and extend the Offer to the extent necessary in order to comply with applicable law. See Section 15.

The Purchase Price will be denominated in United States dollars and all payments to shareholders under the Offer will be made in United States dollars.

Shareholders properly tendering Shares pursuant to Auction Tenders at $4.25 per Share (the minimum purchase price under the Offer) and shareholders properly tendering Shares pursuant to Purchase Price Tenders can reasonably expect to have Shares purchased at the Purchase Price if any Shares are purchased under the Offer (subject to the provisions relating to “odd lot” priority, proration and conditional tender).

Shares tendered pursuant to the Offer must be tendered free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to shareholders of record on or prior to the date on which the Shares are taken up and paid for under the Offer shall be for the account of such shareholders.

The Offer is not conditioned upon obtaining financing or any minimum number of Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $100,000,000:

•	First, we will purchase all Shares tendered by any Odd Lot Holder who:

•	properly tenders and does not properly withdraw all Shares owned by the Odd Lot Holder at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message, and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion or Agent’s Message); and

•	Second, subject to the conditional tender provisions described in Section 6, we will purchase Shares from all other shareholders who properly tender Shares at or below the Purchase Price (and do not properly withdraw them prior to the Expiration Date), on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Shares (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), until we have purchased Shares resulting in an aggregate purchase price of $100,000,000; and

•	Third, only if necessary to permit us to purchase Shares resulting in an aggregate purchase price of $100,000,000, we will purchase Shares from holders who properly tender Shares (and do not properly withdraw them prior to the Expiration Date) at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered and not properly withdrawn all of their Shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

As noted above, we may increase the number of Shares accepted for payment in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. The term “Odd Lots” means all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned a total of fewer than 100 Shares and so certified (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee to so certify) in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd Lots tendered at or below the Purchase Price will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the owner’s broker, dealer, commercial bank, trust company or other nominee).

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (other than Odd Lot Holders), in each case, at or below the Purchase Price. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on Fortress’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

The purpose of the Offer is to enable us to promptly complete a significant investment in repurchases of our own Shares. We believe that repurchases of our Shares currently offer an attractive investment return.

We believe that the Offer is a mechanism for completing a sizable repurchase of our Shares more rapidly than would be possible through open market purchases, and that a prompt deployment of our investable cash for this purpose is in the best interests of our shareholders.

After completing the Offer, we may consider various forms of Share repurchases, including open market purchases, tender offers and/or in privately negotiated transactions. The amount and timing of any such purchases will depend on a number of factors including the price and availability of the Shares, trading volume, capital availability, our performance and general economic and market conditions. We may also from time to time establish a trading plan under Rule 10b5-1 of the Exchange Act to facilitate purchases of Shares.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT MADE AND IS NOT MAKING, AND NONE OF THE COMPANY, THE COMPANY’S PRINCIPALS, THE COMPANY’S AFFILIATES OR SUBSIDIARIES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO

TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Shareholders who do not tender their Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company. As a result, if we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will continue to receive the benefits and bear the attendant risks associated with owning our equity securities. Additionally, shareholders whose shares are validly tendered and accepted for payment pursuant to the Offer will not be eligible to receive future dividends. Shareholders may be able to sell non-tendered Shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float” (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets) and thereby may be accretive to our earnings per Share, is likely to reduce the number of beneficial holders of our Shares and may decrease the liquidity of the market for Shares.

Our Principals, directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the completion of the Offer will increase their respective proportional holdings of our Shares.

For example, if the Offer is fully subscribed at a Purchase Price of $4.75, the maximum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.61% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $4.25, the minimum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.64% of the then-issued and outstanding Shares immediately following completion of the Offer. In the event that we increase the number of Shares accepted for payment in the Offer by 2% of the number of our issued and outstanding Shares and the Offer is fully subscribed at a Purchase Price of $4.75, the maximum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.67% of the then-issued and outstanding Shares immediately following completion of the Offer, and, if the Offer is fully subscribed at a Purchase Price of $4.25, the minimum Purchase Price pursuant to the Offer, the ownership percentage of our directors and executive officers as a group will increase to approximately 2.70% of the then-issued and outstanding Shares immediately following completion of the Offer. See Section 11.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of Shares pursuant to the Offer will not result in delisting of the remaining Shares on the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 7.

All Shares repurchased pursuant to the Offer will be either cancelled or held as treasury shares.

The accounting for the purchase of Shares and related expenses under GAAP pursuant to the Offer will result in a reduction of our shareholders’ equity and a corresponding reduction in total cash and cash equivalents.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Except as disclosed or incorporated by reference in this Offer to Purchase, Fortress currently has no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving Fortress or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of Fortress or any of its subsidiaries;

•	any material change in the indebtedness or capitalization of Fortress other than ordinary course working capital borrowings;

•	any change in the present Board of Directors or management of Fortress, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors;

•	any other material change in Fortress’s corporate structure or business;

•	any class of equity securities of Fortress becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of Fortress’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of Fortress, or the disposition by any person of securities of Fortress, other than the delivery of Shares in settlement of vested RSUs (as defined below); or

•	any changes in Fortress’s Certificate of Formation, as amended, Fourth Amended and Restated Limited Liability Company Agreement or other governing instruments or other actions that could impede the acquisition of control of Fortress.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares.

Proper Tender of Shares.

For Shares to be tendered properly in the Offer:

•

the certificates for the Shares, or confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 5 and 6 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer should either check (A) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered,” indicating the price at which Shares are being tendered, or (B) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your Shares at the minimum price of $4.25 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER THAN WOULD OTHERWISE BE THE CASE AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $4.25 PER SHARE). A tender of Shares pursuant to Auction Tenders will be proper only if, among other things, one, and only one, of the boxes indicating the price at which Shares are being tendered is checked in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares Are Being Tendered.” Shareholders who properly tender Shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of Shares at the minimum price of $4.25 per Share and could result in the tendered Shares being purchased at the minimum price of $4.25 per Share. See Section 8 for recent market prices for the Shares.

If tendering shareholders wish to indicate a specific price (in increments of $0.05) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if the price selected by the shareholder is higher than the Purchase Price. A shareholder who wishes to tender different Shares at different prices must complete a separate Letter of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or such other nominee in order to tender their Shares. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for the Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, as described below, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other documents required by the Letter of Transmittal. Please see “Lost or Destroyed Certificates” below for instructions for tendering Shares where Share certificates are lost or have been destroyed.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Fortress or the Information Agent. Any certificates delivered to Fortress or the Information Agent will not be forwarded to the Depositary and may not be deemed to be properly tendered.

Book-Entry Delivery and the Book-Entry Transfer Facility. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Fortress may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and the shareholder’s Share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by express mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Fortress has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

A Notice of Guaranteed Delivery must be delivered to the Depositary before the Expiration Date and must include (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned to the tendering shareholders promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tendered by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by Fortress, in its sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. Fortress reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. Fortress also reserves the absolute right to waive any and all of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Fortress also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares, whether or not Fortress waives similar defects or irregularities in the case of any other shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by Fortress. Fortress will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of Fortress, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, such person has a “net long position” (i.e., more Shares held in long positions than in short positions) in (1) a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of Shares (“Equivalent Securities”) that are equal to or greater than the number of Shares tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of Shares complies with Rule 14e-4.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s), which may include submitting an affidavit of lost or destroyed certificate(s) and agreement of indemnity as set forth in the Letter of Transmittal. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances a longer period of time may be needed to complete a tender of Shares. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to Fortress or the Information Agent. Any certificates delivered to Fortress or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering shareholder or other payee who is a U.S. holder (as defined in “Section 14 — U.S. Federal Income Tax Considerations”) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering shareholder that is a U.S. holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to such backup withholding tax. If a U.S. holder does not provide the Depositary with the correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all C corporations and certain Non-U.S. holders (as defined in “Section 14 — U.S. Federal Income Tax Considerations”)), are not subject to U.S. federal backup withholding tax. In order for a Non-U.S. holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that shareholder’s exempt status. See Instruction 2 to the Letter of Transmittal.

Information reporting to the IRS may also apply to proceeds from the Offer.

Shareholders are urged to consult with their own tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of U.S. federal income tax consequences to tendering shareholders, see “Section 14 — U.S. Federal Income Tax Considerations.”

4.	Withdrawal Rights.

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless Fortress has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on April 1, 2016. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn, the name of the registered holder of the Shares to be withdrawn, if different from the person who tendered the Shares, and the price at which the Shares were tendered. A shareholder who has tendered Shares at more than one price must complete and deliver a separate notice of withdrawal for Shares tendered at each price. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by Fortress in its sole discretion and will be final and binding on all parties, absent a finding to the contrary by a court of competent jurisdiction. Fortress reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any shareholder, whether or not Fortress waives similar defects or irregularities in the case of any other shareholder. None of Fortress, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn Shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If Fortress extends the Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of Fortress, and such Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders and (2) accept for payment and pay an aggregate purchase price of up to $100,000,000 for Shares that are properly tendered, or deemed to be tendered, at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered, or deemed to be tendered, at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the purchase by us of Shares pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes or stamp duties, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes or stamp duties, or exemption from payment of the stock transfer taxes or stamp duties, is submitted to the Depositary.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 14, the U.S. federal income tax treatment of the Offer to a particular shareholder may depend in part on whether all or less than all of the shareholder’s Shares are purchased pursuant to the Offer. Under the conditional tender alternative, a shareholder may tender Shares subject to the condition that all or a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. Shareholders are urged to consult with their own investment or tax advisors with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve any intended U.S. federal income tax result for any shareholder tendering Shares.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate in its Letter of Transmittal the minimum number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of Shares pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $100,000,000 are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage after taking into account the priority given to tenders of Odd Lots, based upon all Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered at or below the Purchase Price, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $100,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered at or below the Purchase Price that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares at or below the Purchase Price.

7.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•	any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, or we shall have received notice of any of the foregoing that directly or indirectly:

•	challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•	any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority, whether in the United States or elsewhere, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect the extension of credit by banks or other lending institutions in the United States;

•	the commencement or escalation, on or after the date hereof, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any escalation, on or after the date hereof, of any war or armed hostilities that had commenced prior to the date hereof;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date;

•

any change in general political, market, economic, financial or industry conditions in the United States or internationally that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of Fortress and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us;

•	any change, condition, event or development (including any act of nature or man-made disaster) or any condition, event or development involving a prospective change, in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations or prospects of Fortress or any of our subsidiaries or affiliates that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on Fortress and our subsidiaries, taken as a whole, on the value of or trading in the Shares, on our ability to consummate the Offer or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of our issued and outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination, scheme of arrangement or other similar transaction;

•	we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our issued and outstanding Shares (other than where such ownership increases solely as a result of the Offer), whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before the date hereof), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before the date hereof has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our issued and outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•	any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares pursuant to the Offer is likely, in our reasonable judgment, to cause the Shares to be (1) held of record by less than 300 persons, (2) delisted from the NYSE or (3) eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties except as finally determined in a subsequent judicial proceeding if Fortress’s determinations are challenged by shareholders.

8.	Price Range of Shares.

Our Shares are listed for trading on the NYSE under the symbol “FIG.” The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NYSE and dividends declared.

	High	Low	Total Dividend Declared
Fiscal Year ended December 31, 2014
First quarter	$9.16	$7.20	$0.08
Second quarter	$8.03	$6.58	$0.26
Third quarter	$7.75	$6.68	$0.08
Fourth quarter	$8.08	$5.58	$0.38
Fiscal Year ended December 31, 2015
First quarter	$8.35	$7.03	$0.08
Second quarter	$8.65	$7.28	$0.08
Third quarter	$7.55	$4.16	$0.08
Fourth quarter	$6.29	$4.77	N/A
Fiscal Year ending December 31, 2016
First quarter (through February 4, 2016)	$5.14	$3.88	N/A

On February 4, 2016, the last full trading day prior to the announcement of the Offer, the reported closing price of the Shares on the NYSE was $4.01 per Share. You are urged to obtain current market quotations for the Shares before deciding whether, and at what price or prices to tender your Shares pursuant to the Offer.

9.	Source and Amount of Funds.

As of September 30, 2015, we had approximately $337.1 million in cash and cash equivalents. We will fund any purchase of Shares pursuant to the Offer, including the related fees and expenses, from cash and cash equivalents on hand. The Offer is not conditioned upon the receipt of financing.

Assuming the Offer is fully subscribed, and subject to any increase we later make, we expect the aggregate purchase price for the Shares, together with all related fees and expenses, to be approximately $101,250,000.

10.	Certain Information Concerning the Company.

The Company. Fortress Investment Group LLC is a leading, highly diversified global investment management firm with approximately $74.3 billion in AUM (as defined in the Company’s filings under the Exchange Act) as of September 30, 2015. Fortress applies its deep experience and specialized expertise across a range of investment strategies — private equity, credit, liquid markets and traditional fixed income — on behalf of our over 1,800 institutional clients and private investors worldwide. We earn management fees based on the amount of capital we manage, incentive income based on the performance of our alternative investment funds, and investment income (loss) from our investments in our funds.

Fortress was founded in 1998 as an asset-based investment management firm with a fundamental philosophy premised on alignment of interests with the investors in our funds. Our managed funds primarily employ absolute return strategies — we strive to have positive returns regardless of the performance of the markets. Investment performance is our cornerstone — as an investment manager, we earn more if our investors earn more. In keeping with our fundamental philosophy, Fortress invests capital in each of its alternative investment businesses. As of September 30, 2015, Fortress’s investments in and commitments to our funds were $1.3 billion, consisting of the net asset value of Fortress’s investments in its funds of $1.2 billion, and unfunded commitments to private equity funds and credit PE funds of $0.15 billion.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, their employment agreements, their outstanding equity awards, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Relations section of the Company’s website located at http://www.fortress.com to access the Schedule TO and related documents. Our website and the information posted on it or that can be accessed through it do not form part of the Offer and are not incorporated by reference in this Offer to Purchase, except for those documents referenced below that are expressly incorporated by reference herein.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed on February 26, 2015;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, as filed on May 7, 2015, July 30, 2015 and October 29, 2015, respectively;

•	Current Reports on Form 8-K, as filed on May 7, 2015, May 22, 2015, June 18, 2015, October 13, 2015 (as amended on Form 8-K/A filed on October 14, 2015), November 24, 2015 and January 19, 2016; and

•	Definitive Proxy Statement on Schedule 14A, as filed on April 10, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Shares Outstanding. As of February 3, 2016 we had 221,183,518 issued and outstanding Shares. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased in the Offer will not be known until after that time. At the maximum purchase price of $4.75 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 21,052,631 Shares if the Offer is fully subscribed, which would represent approximately 9.52% of our issued and outstanding Shares as of February 3, 2016. At the minimum purchase price of $4.25 per Share, subject to any increase we may later make (subject to applicable law), we could purchase up to 23,529,411 Shares if the Offer is fully subscribed, which would represent approximately 10.64% of our issued and outstanding Shares as of February 3, 2016.

Beneficial Ownership. The following table sets forth, as of February 3, 2016, the beneficial ownership of our Shares and our Class B shares by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of the Company, (2) each of our directors and their associates, (3) each of our named executive officers and their associates and (4) all directors and executive officers and their associates as a group. Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Shares and Class B shares shown as beneficially owned by such person (and such person’s associates, as applicable), except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

	Class A Shares		Class B Shares		Total Percentage of Voting Power(4)
Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)	Number of Shares	Percent of Class(3)
Peter L. Briger, Jr.(5)	63,150,303	22.4%	60,151,418	35.5%	16.2%
Wesley R. Edens(6)	63,294,197	22.3%	63,093,397	37.2%	16.2%
Randal A. Nardone(7)	45,962,521	17.2%	45,962,520	27.1%	11.8%
Daniel N. Bass	360,151	0%	—	—	0.0%
David N. Brooks	192,420	0%	—	—	0.0%
David B. Barry	810,772	0%	—	—	0.0%
Douglas L. Jacobs	187,300	0%	—	—	0.0%
Michael G. Rantz(8)	90,774	0%	—	—	0.0%
George W. Wellde Jr.	376,299	0%	—	—	0.0%
All directors and executive officers as a group (9 persons)(9)	5,217,402	2.4%	169,207,335	99.8%	44.6%

5% Shareholders:
Adam Levinson(10)	16,832,555	7.6%	307,143	0.2%	4.3%
Morgan Stanley(11)	15,413,126	7.0%	—	—	3.9%
ING Capital Markets LLC(12)	10,519,653	4.8%	—	—	2.7%

(1)	In the case of our Principals, the number presented represents both Shares and Fortress Operating Group (as defined below) units (“FOG units”), each of which is (together with a corresponding Class B share) exchangeable into a Share from time to time in accordance with the Exchange Agreement (as defined below).
(2)	The percentage of beneficial ownership of Shares is based on 221,183,518 Shares outstanding as of February 3, 2016. In the case of each of our Principals (Messrs. Briger, Edens and Nardone), the percentage is based on the number of Shares deemed to be beneficially owned by such Principal (as detailed in footnote 1 above) divided by the sum of (i) 221,183,518 Shares outstanding, plus (ii) the number of FOG units owned by such Principal as of February 3, 2016. The percentage of beneficial ownership excludes outstanding unvested RSUs.
(3)	The percentage of beneficial ownership of Class B shares is based on 169,514,478 Class B shares outstanding as of February 3, 2016.
(4)	The total percentage of voting power is based on 221,183,518 Shares and 169,514,478 Class B shares outstanding as of February 3, 2016. The total percentage of voting power excludes outstanding unvested RSUs.
(5)	Of the number of Shares reported to be beneficially owned by Mr. Briger, five are Shares held as custodian for Mr. Briger’s son, 2,998,880 are Shares beneficially owned by Mr. Briger, and the remainder are FOG units, which are exchangeable into Shares as described in footnote 1 above.
(6)	Of the number of Shares reported to be beneficially owned by Mr. Edens, 800 are Shares owned by Mr. Edens’ spouse, 200,000 are shares beneficially owned by Mr. Edens and the remainder are FOG units, which are exchangeable into Shares as described in footnote 1 above.
(7)	Of the number of Shares reported to be beneficially owned by Mr. Nardone, one is a Class A share and the remainder are FOG units, which are exchangeable into Shares as described in footnote 1 above. Does not include 209,644 Shares held by The Flying O Foundation, which Mr. Nardone may be deemed to beneficially own in his capacity as trustee.
(8)	Of the number of Shares reported to be beneficially owned by Mr. Rantz, 40,761 are restricted Shares, which will vest in equal installments on July 29 of each of 2016 and 2017, generally subject to Mr. Rantz’s continued service through the applicable vesting date.
(9)	The number and percentage of Shares excludes the Shares that are deemed to be beneficially owned by the Principals pursuant to his exchange rights as described in footnote 1 above.
(10)	Mr. Levinson was a senior employee of the Company and is currently Chief Investment Officer of the Graticule Asia Macro Funds on our affiliated manager platform. In January 2013, 10,333,334 of Mr. Levinson’s Restricted Partnership Units (“RPUs”) vested into FOG units. In March 2013, Mr. Levinson exchanged all of these FOG units (together with the corresponding B shares) for Shares. The acquisition of Shares in connection with this exchange and a similar exchange in 2012 has resulted in Mr. Levinson’s ownership of Shares exceeding 5%.
(11)	This information is based on a Schedule 13G/A filed with the SEC on February 5, 2015, by Morgan Stanley and Morgan Stanley Strategic Investments, Inc., 1585 Broadway, New York, NY 10036.
(12)	This information is based on a Schedule 13G filed with the SEC on February 17, 2015, by ING Capital Markets LLC, 1013 Centre Road, Wilmington, DE 19805, and its indirect parent, ING Groep N.V., Bijlmerplein 888, 1102 MG, Amsterdam-Zuidoost, Postbus 1800, 1000 BV Amsterdam, the Netherlands.

Interests of Directors and Executive Officers. As of February 3, 2016, our directors and executive officers as a group (9 persons) beneficially owned an aggregate of 5,217,402 Shares, representing 2.4% of the total number of issued and outstanding Shares. Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders. However, our Principals, directors and executive officers have informed us that they do not intend to tender Shares in the Offer. As a result, the Offer will increase their respective proportional holdings of our Shares. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 2.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, none of our directors, executive officers, affiliates or subsidiaries have effected any other transactions involving our Shares during the 60 days prior to February 5, 2016, except as follows:

Name	Date of Transaction	Nature of Transaction	Number of Shares	Price Per Share
Daniel N. Bass	February 3, 2016	Receipt of Shares in settlement of RSUs	15,575	$0
David N. Brooks	February 3, 2016	Receipt of Shares in settlement of RSUs	12,008	$0
Peter L. Briger, Jr.	January 4, 2016	Receipt of Shares in settlement of RSUs	1,586,946	$0
David B. Barry	January 4, 2016	Receipt of Shares as director compensation	13,752	$0
Michael G. Rantz	January 4, 2016	Receipt of Shares as director compensation	10,013	$0
George W. Wellde Jr.	January 4, 2016	Receipt of Shares as director compensation	17,682	$0

Equity Plan. Fortress maintains the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan (the “Plan”). The Plan was originally adopted by our Board of Directors on February 1, 2007. The Plan is intended to provide additional incentives to our employees, directors and consultants, in order to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will result in our long-term growth and profitability.

The Plan provides for the issuance of options, share appreciation rights (“SARs”), restricted shares, restricted share units (“RSUs”), performance shares, distribution equivalent rights, unrestricted shares and other share-based awards, or any combination of the foregoing. The Plan will terminate on February 1, 2017 (although awards granted before the expiration date will remain outstanding in accordance with their terms).

The Plan is administered by the compensation committee of our Board of Directors (the “Plan Administrator”). The Plan Administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan. The Plan Administrator selects the eligible recipients who will receive awards, determines the terms and conditions of those awards, including but not limited to the exercise price, the number of Shares subject to awards, the term of the awards, the performance goals and the vesting schedule applicable to awards, determines the restrictions applicable to awards of restricted shares or RSUs and the conditions under which those restrictions will lapse, and may amend the terms and conditions of outstanding awards. Notwithstanding the foregoing, the Plan Administrator may not take any action with respect to an award that would be treated, for accounting purposes, as a “repricing” of such award at a lower exercise, base or purchase price, unless such action is approved by our shareholders.

A total of 115,000,000 Shares were initially reserved for issuance under the Plan. Beginning in 2008, the number of Shares reserved under the Plan are increased on the first day of each fiscal year during the Plan’s term by the lesser of (x) the excess of (i) 15% of the number of outstanding Shares and Class B shares on the last day of the immediately preceding fiscal year over (ii) the number of Shares reserved and available for issuance under the Plan as of such date or (y) 60,000,000 Shares. The aggregate awards granted during any fiscal year to any single individual who is likely to be a “covered employee” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) may not exceed (i) 10,000,000 Shares subject to options or SARs or (ii) 10,000,000 Shares subject to restricted shares, RSUs, performance shares, unrestricted shares or other share-based awards.

If any Shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of Shares to the participant, the Shares with respect to such award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the Plan.

Share options may be granted under the Plan. The option exercise price of all share options granted under the Plan will be determined by the Plan Administrator. The term of all share options granted under the Plan will be determined by the Plan Administrator, but may not exceed ten years. Each share option will be exercisable at such time and pursuant to such terms and conditions as determined by the Plan Administrator in the applicable share option agreement. Unless the applicable share option agreement provides otherwise, (i) in the event of an optionee’s termination of employment or service for any reason other than cause, retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination, and then expire and (ii) in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding share options will expire at the commencement of business on the date of such termination.

Restricted shares, RSUs, performance shares and other share-based awards may be granted under the Plan. The Plan Administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, RSUs and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder; participants generally will not have any rights of a shareholder with respect to RSUs unless otherwise provided in an award agreement. Subject to the provisions of the Plan and applicable award agreement, the Plan Administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or in part) under certain circumstances, including, but not limited to, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

SARs may also be granted under the Plan. SARs may be granted either alone or in conjunction with all or part of any options granted under the Plan, so long as the shares underlying the SARs are traded on an “established securities market” within the meaning of Section 409A of the Code. The Plan Administrator will determine the number of shares to be awarded, the price per share and all other conditions of SARs. The provisions of SARs need not be the same with respect to each participant. The prospective recipients of SARs will not have any rights with respect to such awards unless and until such recipient has executed an award agreement. The Plan Administrator has sole discretion to determine the times at which SARs are exercisable, and the term of such SARs.

Other share-based awards under the Plan will include awards that may be denominated in or payable in, or valued in whole or in part by reference to, our Shares, including but not limited to distribution equivalents, Long Term Incentive Plan (“LTIP”) units or performance units, each of which may be subject to the attainment of performance goals, a period of continued employment, or other terms or conditions as permitted under the Plan. We may make awards in the form of long-term incentive units, or LTIP units. LTIP units may be issued pursuant to a separate series of FOG units (i.e., a limited partner interest in each limited partnership through which we conduct our business and hold our investments (the “Fortress Operating Group”)). LTIP units, which can be granted as free-standing awards or in tandem with other awards under the Plan, will be valued by reference to the value of our Shares, and will be subject to such conditions and restrictions as the Plan Administrator may determine, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If applicable conditions and/or restrictions are not attained, participants would forfeit their LTIP units. LTIP unit awards, whether vested or unvested, may entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our Shares corresponding to the LTIP unit award or other distributions from the Fortress Operating Group and the Plan Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or LTIP units. The Plan provides that on terms and conditions determined by the Plan Administrator, including, but not limited to the conversion ratio, the LTIP units granted under those plans in the limited partnership units of the operating and investing entities may be converted into our Shares in the same manner as applicable to the Principals.

In the event of any merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, distribution (whether in the form of cash, Shares or other property), share split or reverse share split, combination or exchange of Shares, other change in structure or declaration of a distribution, which the Plan Administrator determines, in its sole discretion, affects the Shares such that an adjustment is appropriate (a “Change in Capitalization”), an equitable substitution or proportionate adjustment shall be made, in each case, in the manner to be determined by the Plan Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to awards granted to any participant in any calendar or fiscal year, (ii) the kind, number and exercise price of outstanding options and SARs granted under the Plan and (iii) the kind, number and purchase price of Shares subject to outstanding awards of restricted shares, RSUs, performance shares, unrestricted shares or other share-based awards granted under the Plan, provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Equitable substitutions or adjustments shall also be made if the Plan Administrator determines in its sole discretion that such adjustment is necessary in order to avoid an adverse impact on the value of any outstanding award granted hereunder. In addition, in connection with any Change in Capitalization, the Plan Administrator shall take such action as is necessary to adjust the outstanding awards to reflect the Change in Capitalization, including, but not limited to, the cancellation of any outstanding award in exchange for payment in cash or other property of the aggregate fair market value of the Shares covered by such award, less the aggregate exercise price or purchase price, if any.

The Plan provides that the Board of Directors may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The Plan Administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the Board of Directors determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law.

As of February 3, 2016, our executive officers, other than Messrs. Edens and Nardone, held the following number of unvested RSUs: Mr. Briger, 1,085,808; Mr. Bass, 268,376; and Mr. Brooks, 210,108. A total of 910,791 of the unvested RSUs granted to Mr. Briger will vest on January 1, 2017 and the remaining 175,017 unvested RSUs granted to Mr. Briger will vest January 1, 2018, in each case generally subject to Mr. Briger’s continued service through the applicable vesting date. The unvested RSUs granted to Mr. Bass will vest as follows: (i) 32,510 will vest on January 2, 2017, (ii) 88,264 will vest on January 2, 2018, and (iii) 147,602 will vest on January 2, 2019. The unvested RSUs granted to Mr. Brooks will vest as follows: (i) 26,008 will vest on January 2, 2017, (ii) 70,611 will vest on January 2, 2018, and (iii) 113,489 will vest on January 2, 2019. In each case, vesting is generally subject to the respective officer’s continued employment through the applicable vesting date.

As of February 3, 2016, Mr. Rantz held 40,761 restricted Shares, which will vest in equal installments on July 29 of each of 2016 and 2017, generally subject to Mr. Rantz’s continued service through the applicable vesting date. As of February 3, 2016, none of our other non-employee directors held any unvested awards under the Plan.

Treatment of RSUs upon Termination or Change of Control. The RSU award agreements that document the RSUs granted to Mr. Bass and Mr. Brooks provide that, in the event that either Mr. Bass or Mr. Brooks is terminated without “cause,” then a number of their currently outstanding unvested RSUs will vest equal to (i) for RSUs granted in 2014, a pro-rated portion of the total RSUs granted based on the number of months that have elapsed since the grant date in relation to the total vesting period and (ii) for RSUs granted in 2015 and 2016, one-half of the RSUs that would otherwise vest on the next regularly scheduled vesting date. In addition, if Mr. Bass or Mr. Brooks were terminated within 12 months after the occurrence of a change in control (as defined in the Plan) resulting in the common equity of the Company no longer being publicly traded, then 100% of their RSUs would vest as of the date of their termination. Mr. Bass and Mr. Brooks may also be entitled to certain other rights with respect to their RSUs (such as the substitution of rights in the equity of an acquiring company) in the event of a change in control under other circumstances.

General. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Shareholders Agreement. Prior to the consummation of our initial public offering, we entered into a shareholders agreement (the “Shareholders Agreement”) with our Principals. The Shareholders Agreement, as amended, provides the Principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our Board of Directors as well as registration rights for our securities that they own.

The Shareholders Agreement provides that, so long as the Principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Shares and Class B shares, our Board of Directors shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of Principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Shares and Class B shares held by such Principals, collectively:

•	any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•	any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Shares and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

The Shareholders Agreement requires that we take all reasonably necessary action to effect the following: so long as the Principals and their permitted transferees beneficially own: (i) shares representing more than 50% of the total combined voting power of all our outstanding Shares and Class B shares, our Board of Directors shall nominate individuals designated by the Principals such that the Principals will have six designees on the Board of Directors; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Shares and Class B shares, our Board of Directors shall nominate individuals designated by the Principals such that the Principals will have five designees on the Board of Directors; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Shares and Class B shares, our Board of Directors shall nominate individuals designated by the Principals such that the Principals will have four designees on the Board of Directors; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Shares and Class B shares, our Board of Directors shall nominate individuals designated by the Principals such that the Principals will have two designees on the Board of Directors; and (v) shares representing less than 10% of the total combined voting power of our outstanding Shares and Class B shares, the Board of Directors shall have no obligation to nominate any individual that is designated by the Principals.

We have granted to the Principals registration rights that allow them at any time to request that we register the resale, under the Securities Act of 1933, as amended, of an amount of shares that they own representing at least 2.5% of the total combined voting power of all our outstanding Shares and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering. Each Principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which all Principals that held “piggyback” rights (as described below) were given the opportunity to sell Shares and which offering included at least 50% of the Shares collectively requested by the Principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable. For so long as a Principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Shares and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the Principal shall also have “piggyback” registration rights that allow him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering. We have granted each Principal, for so long as each Principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Shares and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3, providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities. In addition, each Principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given. We have agreed to indemnify each Principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such Principal’s misstatement or omission, and each such Principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the Principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The Principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our Principals against all amounts that the Principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement. In connection with the completion of our initial public offering, the Principals entered into an exchange agreement (the “Exchange Agreement”) with us, under which, at any time and from time to time, each Principal (and each other party to the agreement) has the right to exchange a number of FOG units together with the corresponding Class B shares for an equal number of Shares. Upon an exchange of a FOG unit, the corresponding Class B share is cancelled and our interest in the Fortress Operating Group increases by the number of units exchanged. As a result of an amendment and restatement of this agreement in March 2011, a former senior employee, who is not a Principal and who then owned RPUs that were convertible into FOG units, was added as a party.

Expense Allocation Agreement. We have entered into an expense allocation agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the Tax Receivable Agreement (as defined below) and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement. As described above, at any time and from time to time, each owner of a FOG unit has the right to exchange each of his FOG units (together with a corresponding Class B share) for one of our Shares in a taxable transaction. Certain of the Fortress Operating Group entities have made and others may make an election under Section 754 of the Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity) (referred to collectively herein as the “corporate taxpayers”), as applicable, would otherwise be required to pay in the future. Additionally, our acquisition of FOG units from the Principals, such as in the Nomura transaction (as defined below), also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future. References herein to the “Nomura transaction” refer to the purchase on January 17, 2007 by Nomura Investment Managers U.S.A., Inc. of 55,071,450 Shares of the Company for $888 million and the purchase by the Company of 55,071,450 FOG units from the Principals for $888 million, pursuant to a securities purchase agreement, dated December 18, 2006.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement (the “Tax Receivable Agreement”) with our Principals that provides for the payment by the corporate taxpayers to an exchanging or selling Principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the Tax Receivable Agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the Tax Receivable Agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the Tax Receivable Agreement. The term of the Tax Receivable Agreement continues until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the Tax Receivable Agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. No payments will be made if a Principal elects to exchange his FOG units in a tax-free transaction.

Decisions made by the Principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling Principal under the Tax Receivable Agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the Tax Receivable Agreement, and disposition of assets before an exchange or acquisition transaction will increase a Principal’s tax liability without giving rise to any rights to receive payments under the Tax Receivable Agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, our Principals will not reimburse the corporate taxpayers for any payments made by them under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made to our Principals under the Tax Receivable Agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our Principals could be material in amount. However, our Principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the Principals under the Tax Receivable Agreement is, by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including:

•	The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•	The price of our Shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities is directly proportional to the price of the Shares at the time of the transaction;

•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•	The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the Tax Receivable Agreement for that taxable year because no tax savings were actually realized.

In addition, the Tax Receivable Agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement. As noted above, no payments will be made if a Principal elects to exchange his FOG units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of a portion of the Principals’ FOG units as part of the Nomura and three other transactions resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $914.7 million. As of December 31, 2015, we have made payments of principal and interest pursuant to the terms of the Tax Receivable Agreement to the Principals in an aggregate amount of approximately $157.2 million. Any payments under the Tax Receivable Agreement will give rise to additional tax benefits and additional potential payments under the Tax Receivable Agreement. Any payments under the Tax Receivable Agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our shareholders and may decrease the liquidity of the market for Shares. As a result, trading of a relatively small volume of the Shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares will not cause the Shares to be delisted from the NYSE. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. We believe that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that the Shares will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. See Section 7.

13.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 7.

14.	U.S. Federal Income Tax Considerations.

The following summary describes the U.S. federal income tax consequences generally applicable to shareholders whose Shares are validly tendered and accepted for payment pursuant to the Offer. For purposes of this section, the term “shareholders” refers to beneficial owners of the Shares. This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those described below. We have not sought, nor will we seek, any ruling from the IRS, or any other tax authority, with respect to the statements made and the conclusions reached in this discussion. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary addresses only Shares that are held as capital assets within the meaning of the Code and does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or to certain types of shareholders subject to special treatment under the Code, including, without limitation, certain banks or other financial institutions, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, insurance companies, tax-exempt organizations, regulated investment companies, partnerships or other pass-through entities, certain expatriates, “U.S. holders” (as defined below) whose functional currency is other than the U.S. dollar, persons subject to the alternative minimum tax, shareholders whose taxable year is other than the calendar year, persons that hold Shares as a position in a “straddle” or as a part of a “hedging,” “conversion,” “constructive sale” or integrated transaction for U.S. federal income tax purposes, or persons that received their Shares through the exercise of employee options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders.” This summary also does not address the state, local or foreign tax consequences of participating in the Offer. This summary assumes that the Company is and will remain a partnership for U.S. federal income tax purposes for the taxable year that includes each purchase of Shares pursuant to the Offer.

For purposes of this discussion, a “U.S. holder” means a holder of Shares that for U.S. federal income tax purposes is: (i) a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation that is created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all of its substantial decisions or (B) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” is a holder of Shares that is neither a U.S. holder nor a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, participates in the Offer, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of participating in the Offer.

Shareholders are urged to consult their tax advisor to determine the particular U.S. federal, state, local and foreign tax consequences to them of participating or not participating in the Offer in light of their particular circumstances.

Treatment of U.S. Holders

In General. Subject to the discussion below under “— Other Special Rules,” the following discussion describes the U.S. federal income tax consequences generally applicable to U.S. holders that sell their Shares pursuant to the Offer.

The amount paid by the Company for a purchase of less than all of a shareholder’s Shares will reduce, but not below zero, the shareholder’s adjusted tax basis in its Shares (see “— Adjusted Tax Basis” below). If such payment to a shareholder exceeds the shareholder’s adjusted tax basis in its Shares, the excess will generally be taxable to the shareholder as though it were a gain from a sale or exchange of the shareholder’s Shares. Such gain generally will be long-term capital gain if the shareholder’s Shares have been held for more than one year. No loss will be recognized by a shareholder that tenders less than all of its Shares pursuant to the Offer. In general, any reduction in a shareholder’s allocable share of the Company’s liabilities (as determined for U.S. federal income tax purposes) as a result of the shareholder’s sale of Shares in the Offer would be treated as a cash payment to the shareholder, which could increase the shareholder’s gain under the foregoing rules.

A shareholder who, pursuant to the Offer, sells all of its Shares will recognize gain or loss measured by the difference between the amount realized on the payment for such Shares and the shareholder’s adjusted tax basis in its Shares immediately prior to such sale (see “— Adjusted Tax Basis” below). Such gain or loss will generally be long-term capital gain or loss if the shareholder’s Shares have been held for more than one year. The amount realized will include the shareholder’s allocable share of the Company’s liabilities (as determined for U.S. federal income tax purposes), if any, as well as any cash actually paid to the shareholder pursuant to the Offer. Each shareholder, whether it is tendering all or less than all of its Shares, is urged to consult its tax advisor regarding the effect of any change in its share of Company liabilities in light of such investor’s particular circumstances.

Long-term capital gains recognized by individuals and certain other noncorporate taxpayers are generally subject to U.S. federal income tax at reduced tax rates. Short-term capital gains recognized by non-corporate taxpayers, and all capital gains recognized by corporate taxpayers, are generally taxed at ordinary income rates. Capital losses are subject to a number of limitations under the Code.

Adjusted Tax Basis. A shareholder’s adjusted tax basis in its Shares for purposes of determining gain or loss pursuant to the Offer is generally equal to the amount paid by the shareholder for its Shares as adjusted by certain items. Basis is generally increased by the shareholder’s allocable share of Company items of income and gain and the shareholder’s allocable share of any Company liabilities (as determined for U.S. federal income tax purposes). Basis is generally decreased by the shareholder’s allocable share of Company items of loss, deduction, and expense, the amount of cash distributed by the Company to the shareholder, the tax basis of property (other than cash), if any, distributed by the Company to the shareholder, and any reduction in the shareholder’s allocable share of Company liabilities (as determined for U.S. federal income tax purposes). Each shareholder is urged to consult its tax advisor regarding the calculation of its basis for purposes of determining gain or loss upon the receipt of any cash payment pursuant to the Offer (or any deemed cash payment in respect of liabilities) in light of such investor’s particular circumstances.

Other Special Rules. Special U.S. federal income tax rules could affect the consequences to a U.S. holder of participating in the Offer. For example, amounts realized by a shareholder that are attributable to its allocable share of the Fund’s “unrealized receivables” or “substantially appreciated inventory,” each as defined in Section 751 of the Code and the regulations thereunder, may be treated as ordinary income, taxable at ordinary income rates. Similarly, to the extent we own, directly or indirectly, interests in certain “passive foreign investment companies” at the time of the closing of the Offer and have not made certain elections, gain recognized by a U.S. holder pursuant to the Offer may be treated as ordinary income earned ratably over the shorter of the period during which the shareholder held its common shares or the period during which we held our shares in such entity and, for gain allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses, and (iii) the U.S. holder will also be subject to an interest charge for any deferred tax. Shareholders are urged to consult their tax advisors regarding these and other special rules that could affect the consequences to a shareholder of participating in the Offer.

Medicare Tax. Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of any capital gains recognized in connection with a sale of Shares pursuant to the Offer. The application of these rules to gain recognized on the disposition of an interest in a partnership such as the Company are complex and in many respects uncertain. Shareholders are urged to consult their tax advisors regarding the applicability and calculation of the 3.8% Medicare tax to any gain recognized by them pursuant to the Offer.

Treatment of Non-U.S. Holders

Subject to the discussion below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on gain, if any, recognized pursuant to the sale of its Shares in the Offer unless (i) such gain is effectively connected with the conduct of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment) of such non-U.S. person; or (ii) such non-U.S. person is an individual who is present in the United States for 183 or more days during the taxable year and certain other conditions are met. Non-U.S. holders treated as engaged in a U.S. trade or business (either as a result of the Company’s activities, as described below, or as a result of the investor’s own activities) are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business, and non-U.S. corporations may also be subject to an additional branch profits tax at a rate of 30% (or lower applicable income tax treaty rate) on such income. A non-U.S. holder described in clause (ii) above will generally be subject to a flat 30% U.S. federal income tax on the gain recognized pursuant to the Offer, which may be offset by certain U.S.-source capital losses.

If the Company were treated as engaged in a U.S. trade or business, non-U.S. holders would likewise be so treated (even if not otherwise so treated as a result of their own activities), and a portion of any gain recognized by non-U.S. holders could be treated as effectively connected with such U.S. trade or business, as described above. Although it is expected that the Company’s method of operation has not caused and will not cause it to be engaged in a U.S. trade or business, there can be no assurance in this regard.

If you are subject to withholding on your allocable share of any income recognized by the Company (including income for the taxable year of the Offer) and the required amount has not been previously withheld from other distributions to you, the Company may withhold such amount from the amount otherwise payable to you pursuant to the Offer.

Backup Withholding

See Section 3, “Procedures for Tendering Shares,” with respect to the application of backup U.S. federal income tax withholding to any sale of Shares pursuant to the Offer.

Basis Adjustments

In the event that any shareholder recognizes a loss upon its sale of Shares pursuant to the Offer (as described under “— In General” above) and such loss exceeds $250,000, the Company will be required to reduce its tax basis in its assets by the amount of such loss. Such reduction would increase the amount of gain or decrease the amount of loss recognized by the Company (and thus its shareholders) upon a later disposition of the assets to which such reduction is allocated.

Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to shareholders or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

In accordance with the rules of the SEC, we may, without amending or extending the Offer, increase the aggregate purchase price of Shares sought in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the number of our issued and outstanding Shares.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. Generally, these rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares;

•	we increase the number of Shares purchased by more than 2% or decrease the number of Shares sought to be purchased in the Offer; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 15, then, in each case, the Offer will be extended until the expiration of a period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses.

We have retained Morgan Stanley & Co. LLC, or Morgan Stanley, to act as the Dealer Manager in connection with the Offer. In its role as Dealer Manager, Morgan Stanley may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Morgan Stanley will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse

Morgan Stanley for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and disbursements of counsel, and to indemnify Morgan Stanley against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Morgan Stanley has in the past provided, and in the future may provide, capital markets advice and investment banking services, for which services it has received, and would expect to receive, compensation from us.

Additionally, in the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Morgan Stanley and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have also retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 of this Offer to Purchase.

17.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, shareholders in any U.S. state in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that U.S. state. If we become aware of any such state where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the shareholders residing in such U.S. state. In any U.S. state where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that U.S. state.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning Fortress.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares in the Offer. You should rely only on the information contained in, or incorporated by reference in, this Offer to Purchase and in the related Letter of Transmittal or on documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase or in the Letter of Transmittal is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of Fortress or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, our principals, affiliates or subsidiaries, the Dealer Manager, the Depositary or the Information Agent.

Fortress Investment Group LLC

February 5, 2016

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By First Class Mail:	By Overnight Courier or Express Mail:

The American Stock	The American Stock
Transfer & Trust Company, LLC	Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

By Facsimile Transmission (for Eligible Institutions Only): (718) 234-5001 To Confirm Facsimile via Phone: (800) 937-5449

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor New York, New York 10022 Shareholders may call toll free: (888) 750-5834 Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

Morgan Stanley

Morgan Stanley & Co. LLC

1585 Broadway New York, New York 10036 (Call) Toll Free: (855) 483-0952